Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the summarization by Cubic Energy, Inc. (the “Company”) of portions of our report dated September 28, 2012 with respect to estimates of reserves and future net revenue, and to all references to our firm, in the Annual Report on Form 10-K of the Company for the year ended June 30, 2014, and to the incorporation by reference thereof in the Company’s Registration Statement on Form S-8 (333-127426).

NPC Engineering Inc.

By:	/s/ Jose Dominguez
Jose Dominguez
Vice President

Houston, Texas

November 10, 2014